                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant [X]
Filed by a party other than the Registrant [_]
Check the appropriate box:
[_] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional
    Materials
[_] Soliciting Material Pursuant to (S)(S)240.14a-11(c) or (S)(S)240.14a-12

                                MEMRY CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules   14a-6(i)(1) and 0-11


            1) Title of each class of securities to which transaction applies:

            --------------------------------------------------------------------

            2) Aggregate number of securities to which transaction applies:

            --------------------------------------------------------------------

            3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

            --------------------------------------------------------------------

            4) Proposed maximum aggregate value of transaction:

            --------------------------------------------------------------------

            5) Total fee paid:

            --------------------------------------------------------------------
        [_]   Fee paid previously with preliminary materials.

        [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

            1)  Amount Previously Paid:

            --------------------------------------------------------------------
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            --------------------------------------------------------------------
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            --------------------------------------------------------------------
            4)  Date Filed:

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

[LOGO] MEMRY\(R)\       CORPORATE HEADQUARTERS
       CORPORATION      57 Commerce Drive, Brookfield, Connecticut 06804
                        Tel: 203-740-7311 Fax: 203-740-2503
                        (Executive Offices) or 203-775-2359 (Sales/Marketing)

                        WESTERN OPERATIONS
                        4065 Campbell Avenue, Menlo Park, California 94025
                        Tel: 415-463-3400   Fax: 415-463-3456

                                                              November 12, 1997



To Our Shareholders:

     Fiscal 1997, ending June 30, 1997, marked a watershed year for your Company. Following the acquisition of the shape memory alloy business of Raychem Corporation in June of 1996, the Company has been able to achieve sustained growth in its principal shape memory application markets - cellular telephone antennae, medical components and materials, and selected industrial markets. At the same time, Wright Machine Corporation (a subsidiary of Memry) continued to face difficult market conditions with an aged manufacturing base. In late spring of 1997, a decision was made to liquidate the productive assets of Wright Machine. Accordingly, a contract of sale was negotiated with Thomas Industries of Guilford, Connecticut, resulting in cash receipts of $1.1 million for the equipment, with the sale of the land and buildings still pending. As a result of these steps, Memry is now a company focused exclusively on the development, manufacture and sale of semi-finished materials, components and products based upon the use of shape memory alloys.

     Numerous operational changes also occurred throughout the year, as the Company configured its newly-acquired Menlo Park, CA operations to maximize efficiencies in high volume production of Nitinol wire, strip and tubing, and components made therefrom. The medical assembly activities were transferred to Memry's Brookfield, CT facilities in January of 1997 and have since achieved record levels of production. In August of 1996 the Company obtained a $1.13 million term loan and a $1.5 million revolving credit facility with a unit of Center Financial Corporation, since acquired by First Union Bank of Connecticut. By fiscal year end the term loan had been reduced by $688,000 to $442,000, primarily generated from $470,000 of proceeds from the Wright Machine asset sale. As previously reported, earnings from continuing operations before interest, taxes and depreciation in fiscal 1997 rose to $233,000 from a negative $1,625,000 in fiscal 1996. These results were a reflection of the significant increases in high margin revenues attributable to the acquisition, growth throughout the year and the achievement of adequate "economies of scale" in overall operations.

     Less noticeable in fiscal results is the dramatic shift in the end markets being served by the Company. During fiscal 1997, sales of materials, components and assemblies to medical industry customers (including sales made to Raychem for resale to medical industry customers) rose to 68% of consolidated revenues from continuing operations. Equally important, this segment of the Company's business is expected to grow substantially for the next several years. However, not all growth is confined to medical applications The cellular communications industry is enjoying greater than 30% year to year growth, with individual cell phone demand rising at a record rate. Memry's Menlo Park facility has been successful, in conjunction with our private label/distribution partner, Raychem Corporation, in securing contracts for the supply of coated cellular telephone antenna materials -made from Nitinol - to the majority of the suppliers to the industry leaders. This application is primarily responsible for what Memry believes will be a nearly twofold increase in material volume in fiscal 1998 from what was processed in fiscal 1997. In addition, several other industrial, commercial and electronic industry applications were commenced in fiscal 1997 with further additions planned in fiscal 1998.

     We are especially pleased with the developing relationship with Raychem Corporation's Electronics OEM Components group, with whom Memry has a private label/distribution agreement. The shared efforts undertaken by both companies to generate Nitinol sales, worldwide, has been most gratifying. Finally, we would like to thank all our employees for their untiring efforts in successfully launching the "new" Memry Corporation. To our shareholders, I would add our thanks for your continued confidence in the bright future of our Company.


                                                  Sincerely,


                                                  /s/ JAMES G. BINCH
                                                  JAMES G. BINCH
                                                  Chairman, President & CEO

                                MEMRY CORPORATION

                               57 COMMERCE DRIVE
                          BROOKFIELD, CONNECTICUT 06804
                                 (203) 740-7311


                                ---------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                ---------------

                                                              November 12, 1997

To the Holders of Common Stock of
 MEMRY CORPORATION

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Memry Corporation (the "Company") will be held at the Ramada Inn, Exit 8, I-84, Danbury, Connecticut 06810, on Wednesday, December 10, 1997, at 10:00 a.m., for the following purposes:

        1. To elect five persons to the Board of Directors, each to hold office until the next Annual Meeting of Stockholders and until his respective successor is elected and qualified.

        2. To consider and vote upon the adoption of Memry Corporation's 1997 Long-Term Incentive Plan.

        3. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

        The Board of Directors has fixed the close of business on November 4, 1997, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose relevant to the meeting, on and after November 26, 1997, during ordinary business hours at the Company's principal executive offices located at the address first set forth above.

        IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED STAMPED RETURN ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE ANNUAL MEETING.

Dated: Brookfield, Connecticut               By Order of the Board of Directors,
         November 12, 1997

                                             /s/ Katie Terhune
                                             Katie Terhune
                                             Secretary

                                MEMRY CORPORATION

                                57 COMMERCE DRIVE
                          BROOKFIELD, CONNECTICUT 06804
                                 (203) 740-7311

                                 --------------

                                PROXY STATEMENT

                                --------------

                         ANNUAL MEETING OF STOCKHOLDERS
                          WEDNESDAY, DECEMBER 10, 1997

                                --------------

                                 INTRODUCTION

        This proxy statement ("Proxy Statement") is being furnished in connection with the solicitation of proxies by the Board of Directors of Memry Corporation (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on December 10, 1997, and at any adjournment of that meeting. All proxies will be voted in accordance with the stockholders' instructions and, if no choice is specified, the proxies will be voted in favor of election of the five nominees for directors specified herein and in favor of the other matters set forth herein.

        The Company's Annual Report on Form 10-KSB for the Company's fiscal year ended June 30, 1997, as amended through October 28, 1997, was mailed to stockholders, along with these proxy materials, on or about November 12, 1997.

        The Annual Meeting of Stockholders of Memry Corporation will be held on Wednesday, December 10, 1997 at the Ramada Inn, Exit 8, I-84, Danbury, Connecticut 06810, at 10:00 a.m. local time.

                       VOTING RIGHTS AND PROXY INFORMATION

        Proxies in the accompanying form are solicited on behalf of and at the direction of the Board of Directors, which has fixed the close of business of Tuesday, November 4, 1997, as the record date (the "Record Date") for the determination of holders of outstanding shares of the Company's Common Stock entitled to notice of and to vote at the Annual Meeting or any adjournment(s) thereof. Holders of record of Common Stock at the close of business on November 4, 1997, are entitled to notice of and to vote at the meeting. As of November 4, 1997, there were issued and outstanding 17,206,589 shares of the Company's Common Stock, each entitled to one vote, which were held of record on such date by approximately 1,463 holders. All five directors shall be elected by a plurality of the shares of the Company's Common Stock present and voting (in other words, the five individuals receiving the largest number of votes will be elected). The affirmative vote of the holders of a majority of the present and voting shares of the Company's Common Stock is required for the adoption of the resolution authorizing and approving Memry Corporation's 1997 Long-Term Incentive Plan, a copy of which is attached hereto as Appendix A (the "Plan"). Shares that abstain from voting on approval of the Plan, as well as broker non-votes, would not be counted either in favor of or against the proposal.

        All shares of the Company's Common Stock represented by properly executed proxies will be voted at the Annual Meeting in accordance with the directions indicated on the proxies unless such proxies have previously been revoked.

To the extent that no direction is indicated, the shares will be voted FOR the election of all of the Company's nominees as directors and FOR the adoption of a resolution approving the Plan. See "PROPOSAL NO. 1 - ELECTION OF DIRECTORS" AND "PROPOSAL NO. 2 - MEMRY CORPORATION'S 1997 LONG-TERM INCENTIVE PLAN." If any other matters are properly presented at the Annual Meeting for action, including a question of adjourning the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. The Annual Meeting may be adjourned, and additional proxies solicited, if at the time of the Annual Meeting a quorum is not present or the votes necessary to approve the Plan have not been obtained. Any adjournment of the Annual Meeting would require the affirmative vote of the holders of at least a majority of the shares of the Company's Common Stock represented at the Annual Meeting (regardless of whether such shares constituted a quorum).

        Any stockholder who has executed and returned a proxy has the power to revoke it at any time before it is voted. A stockholder who wishes to revoke a proxy can do so by attending the Annual Meeting and voting in person, by executing a later-dated proxy relating to the same shares or by a writing revoking the proxy and, in the latter two cases, delivering such later-dated proxy or writing to the Secretary of the Company prior to the vote at the Annual Meeting. Any writing intended to revoke a proxy should be sent to the Company at its principal executive offices, 57 Commerce Drive, Brookfield, Connecticut 06804, Attention: Katie Terhune, Secretary.

        In addition to the use of the mail, proxies may be solicited via personal interview and telephone or telegraph by the directors, officers and regular employees of the Company. Such persons will receive no additional compensation for such services. Arrangements will also be made with certain brokerage firms and certain other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the Company's Common Stock held of record by such persons, and such brokers, custodians, nominees and fiduciaries will be reimbursed by the Company for reasonable out-of-pocket expenses incurred by them in connection therewith.

        The stockholders of the Company have no dissenters' rights in connection with any of the proposals.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth, as of October 1, 1997, information regarding beneficial ownership of the Company's Common Stock by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding Common Stock (based on information furnished to the Company on behalf of such persons or otherwise known to the Company), (ii) each of the directors of the Company,
(iii) each of the executive officers named in the Annual Compensation table captioned "Summary Compensation Table," and (iii) all directors and executive officers as a group.



                                            COMMON STOCK

                                                                             Percentage of
Name and Address                          Amount and Nature of               Common Stock
of Beneficial Owner                       Beneficial Ownership               Outstanding  (1)
-------------------                       --------------------               -------------
Harbour Holdings Limited Partnership      1,964,765                             11.5%
1281 Main Street
Stamford, Connecticut  06902

Harbour Investment Corporation            1,964,765        (2)                  11.5%
1281 Main Street
Stamford, Connecticut  06902

Raychem Corporation                       2,380,000        (3)                  12.2%
300 Constitution Drive
Menlo Park, CA   94025

Connecticut Innovations,                  3,041,963        (4)                  15.8%
Incorporated ("CII")
40 Cold Spring Road
Rocky Hill, CT  06067

FirstInvest Holding Ltd Inc.              4,230,000                             24.7%
Ch. des Primeveres 45
1701 Fribourg, Switzerland

Conoreq S.A.                              1,413,236                              8.3%
Ch. des Primeveres 45
1701 Fribourg, Switzerland

James G. Binch                            2,187,997        (5)(6)               12.7%
362 Canoe Hill Road
New Canaan, CT  06840

Nicholas J. Grant                            47,708                             *
Materials Sciences and
  Engineering Department
Massachusetts Institute of Technology
Cambridge, Massachusetts  02139

Jack H. Halperin, Esq.                       28,524                             *
361 Silver Court
Woodmere, New York  11598

                                                                             Percentage of
Name and Address                       Amount and Nature of                  Common Stock
of Beneficial Owner                    Beneficial Ownership                  Outstanding  (1)
-------------------                    --------------------                  -------------
W. Andrew Krusen, Jr.                      333,352          (7)                1.9%
Dominion Financial Group
Incorporated
2909 Bay-to-Bay Blvd., Suite 200
Tampa, Florida  33629

John A. Morgan                              68,208          (8)                *
121 Elderwood Avenue
Pelham, New York  10803

William H. Morton, Jr.                     122,000          (9)                *
Memry Corporation
57 Commerce Drive
Brookfield, Connecticut  06804

James Proft                                 36,667          (10)               *
Memry Corporation
4065 Campbell Avenue
Menlo Park, California  94025

Wendy A. Gavaghan                           30,383          (11)               *
312 Popes Island Road
Milford, Connecticut  06460

All directors and                        2,814,456          (12)               16.2%
executive officers as
a group (7 persons)

--------------------------------
*       Less than one percent.

(1) In each case where shares subject to warrants or options are included as beneficially owned by an individual or group, the percentage of all shares owned by such individual or group is calculated as if all such warrants or options had been exercised prior to such calculation.

(2) Comprised of the 1,964,765 shares of Common Stock beneficially owned by Harbour Holdings Limited Partnership. Harbour Investment Corporation is the sole general partner of Harbour Holdings Limited Partnership.

(3) Comprised of 1,250,000 shares of Common Stock for which warrants owned by Raychem Corporation may be exercised at an exercise price of $2.00 per share, and 1,130,000 shares of Common Stock for which warrants owned by Raychem Corporation may be exercised at an exercise price of $0.01 per share, all of which warrants expire on June 28, 2003.

(4) Includes (i) 1,282,450 shares of Common Stock for which Class I warrants issued by the Company to CII may be exercised at $0.853 per share, which warrants expire on April 25, 2002, (ii) 705,485 shares of Common Stock for which Class II warrants issued by the Company to CII may be exercised at $1.19 per share, which warrants expire on April 25, 2002, and (iii) 100,000 shares of Common Stock for which Class III warrants issued by the Company to CII may be exercised at $1.00 per share, which warrants expire on May 5, 2008. The expiration dates of these warrants are subject to extension under certain circumstances.

(5) Includes currently exercisable options to purchase 152,000 shares of the Common Stock at $1.50 per share. Additional options granted to Mr. Binch to purchase 48,000 shares of Common Stock at $1.50 per share are not yet exercisable. Also includes 232 shares of Common Stock owned by Mr. Binch's daughter. Mr. Binch disclaims beneficial ownership of such shares owned by his daughter.

(6) Includes 1,964,765 shares of Common Stock beneficially owned by Harbour Holdings Limited Partnership. Mr. Binch is the President, Chief Executive Officer and sole shareholder of Harbour Investment Corporation, the sole general partner of Harbour Holdings Limited Partnership. He is also individually a limited partner of Harbour Holdings Limited Partnership, with a limited partnership interest of less than one percent.

(7) Includes 71,328 shares of Common Stock owned by Dominion Partners, 20,000 shares of Common Stock owned by 169855 Canada Inc., 8,000 shares of Common Stock owned by Krusen-Vogt & Co, 200,000 shares of Common Stock owned by Dominion Financial Group International LDC ("LDC") and 18,000 shares of Common Stock for which warrants issued by the Company to LDC may be exercised at $1.50 per share, which warrants expire on July 15, 1999. Mr. Krusen is the President and a principal shareholder of Dominion Financial Group, Inc. which is the managing General Partner of Dominion Partners, President of 169855 Canada Inc., and a General Partner of Krusen-Vogt & Co. In addition, Mr. Krusen is the chairman of the Executive Committee of LDC, and also indirectly beneficially owns certain outstanding securities of LDC through Dominion Partners and through Dominion Financial Group, Inc.

(8) 1,307 of such shares of Common Stock are owned jointly by Mr. Morgan and his wife, Deborah Morgan. Another 120 of such shares of Common Stock are owned solely by Mrs. Morgan, and Mr. Morgan disclaims beneficial ownership of such 120 shares. Another 10,000 of such shares are owned by a trust for Annette Morgan for which Mr. Morgan is the trustee.

(9) Includes options to purchase 50,000 shares of the Company's Common Stock at $0.90 per share, 25,000 of which become exercisable November 7, 1997 as well as warrants issued to Mr. Morton's wife, Dawn Morton, to purchase 18,000 shares of Common Stock at a purchase price of $1.50 per share, which warrants expire on July 16, 1999. Additional options granted to Mr. Morton to purchase 75,000 shares of Common Stock at $0.90 per share are not yet exercisable.

(10) Includes options to purchase 6,667 shares of the Company's Common Stock at $1.59 per share which became exercisable July 1, 1997 as well as warrants to purchase 10,000 shares of Common Stock at a purchase price of $0.01 per share, which warrants expire on September 30, 2003.

(11) Includes options to purchase 24,500 shares of the Company's Common Stock at $1.50 per share.

(12) See preceding footnotes. Excludes securities of the Company beneficially owned by Wendy A. Gavaghan, whose employment with the Company terminated as of March 15, 1997.

                               -------------------

                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS

        The Board of Directors of the Company consists of five members. All of the directors are elected annually and hold office until the next succeeding Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. The Board of Directors recommends the election of all five nominees for director. It is intended that the persons named as proxies will vote FOR the election of the following nominees as directors, all of whom currently are directors of the Company.


                                                        Positions with                 Director
             Name                   Age                 the Company                     Since
             ----                   ---                 ---------------                 -----
   James G. Binch                   50        President, CEO, Treasurer and              1989
                                                Chairman of the Board

   Nicholas J. Grant                82        Director                                   1986

   John A. Morgan 1                 51        Director                                   1989

   W. Andrew Krusen, Jr.1           49        Director                                   1994

   Jack H. Halperin 1               51        Director                                   1994

                          --------------------------

1  Member of Compensation Committee.

        JAMES G. BINCH has been President and Chief Executive Officer of the Company since December 11, 1991, Chairman of the Board since September 24, 1993 and Treasurer since July 19, 1994. He was the President and a director of Trinity Capital Corporation, a merchant banking firm, from its inception in June of 1987 to August 1994. He has been the President, Chief Executive Officer and the sole shareholder of Harbour Investment Corporation, the general partner of Harbour Holdings Limited Partnership, an investment management company, since its inception in June 1992. From 1985 to 1987 he served as President and Chief Operating Officer of Lummus Crest, Inc., the principal engineering subsidiary of Combustion Engineering, Inc., with annual revenues of $300,000,000 and approximately 4,000 employees. From 1980 to 1985, Mr. Binch served as Vice President, Corporate Strategic Planning for Combustion Engineering, Inc., a manufacturing and engineering firm. Mr. Binch is a graduate engineer from Princeton University. He also holds an M.B.A. from the Wharton School of the University of Pennsylvania.

        NICHOLAS J. GRANT was a Director of the Massachusetts Institute of Technology's Center for Materials Science and Engineering from 1968 to 1976, and has been its Abex Professor in Advanced Materials since 1976. Dr. Grant is a Fellow of the American Society for Metals, a Fellow of the American Institute of Mining and Metallurgy, a Fellow of the American Academy of Arts, a Member of the National Academy of Arts and Sciences, and a member of the National Academy of Engineering. He has published over 380 technical and scientific articles, including several books. He is a director of Instron Corp., a producer of instruments and systems for worldwide materials testing; CGM Corp. and Capital Development Funds, both mutual funds; and National Forge Co., a producer of high alloy steel and related components. He is also a director of Engineered Precision Casting Corp., Kimball Physics Corp. and Capital Growth Management.

        JACK H. HALPERIN, ESQ., has practiced corporate and securities law in New York for more than 20 years. Since 1987 he has been in private practice, concentrating on international financing transactions. Mr. Halperin holds a B.A.

degree (summa cum laude) from Columbia College and a J.D. from New York University School of Law, where he was Note-and-Comment Editor of the Law Review. Mr. Halperin is a director of AccuMed International, Inc., I-Flow Corporation and Pacific Pharmaceuticals, Inc.

        W. ANDREW KRUSEN, JR., is a graduate of Princeton University with a Bachelor's Degree in Geology. Since 1989 he has been President (as well as a principal shareholder) of Dominion Financial Group, Inc., a family-controlled corporation in real estate development, construction, leasing and manufacturing, and which is also the managing general partner of Dominion Partners as well as Dominion Capital Partners. In addition, he is Chairman of the Board of Directors and a principal shareholder of Dominion Energy and Minerals Corporation, an oil and gas concern. Mr. Krusen is also the chairman of the Executive Committee of Dominion Financial Group International, LDC, a principal shareholder of 169855 Canada Inc. and the General Partner of Krusen-Vogt & Co. He is a director of Raymond James Trust Company, Northstar Energy Corporation, Florida Education Fund, and First National Bank of Tampa.

        JOHN A. MORGAN has been a Vice President of Smith Barney, an investment banking firm, since 1992. Prior to that, Mr. Morgan was a Vice President of Kidder Peabody & Co. since 1982.

        On May 31, 1989, the Board of Directors established Audit, Nominating and Compensation Committees of the Board of Directors. However, separate Audit and Nominating Committees were eliminated by the Board as of October 11, 1994, with the full Board of Directors acting as both the Audit and Nominating Committees from and after October 11, 1994.

        In its role as the Audit Committee, the Board of Directors is authorized
(i) to select the Company's independent auditors, (ii) to review all recommendations made by such independent auditors with respect to the Company's accounting methods or internal controls, and (iii) to review the scope of the audit conducted by such independent auditors.

        In its role as the Nominating Committee, the Board of Directors is authorized (i) to establish criteria and procedures for the election of directors, (ii) to review the qualifications of candidates proposed for nomination to the Board, (iii) to recommend, prior to each annual meeting of stockholders, a slate of directors to be elected at such meeting, and (iv) to recommend, when appropriate, changes in the structure, size or function of the Board. The Board will consider nominees recommended by security holders. Security holders wishing to recommend nominees for election as directors at an annual meeting should submit such recommendation, together with any relevant information that they wish the Board to consider, to the Company no later than 120 days prior to such annual meeting of stockholders.

        The Compensation Committee, the members of which are Messrs. Morgan, Halperin and Krusen, is authorized, subject to review by the entire Board (i) to determine the compensation of officers and directors of the Company and its subsidiaries, (ii) to make awards under and oversee the administration of the Company's stock option plans, and (ii) to review the adequacy of all employee benefit plans and revise existing plans or develop new plans when appropriate. The Compensation Committee met twice during the fiscal year ended June 30, 1997.

        The Board of Directors held six meetings during the fiscal year ended June 30, 1997. Each incumbent director except for Dr. Grant attended 75% or more of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which he served.

COMPENSATION OF DIRECTORS

        Effective for the fiscal year ended June 30, 1997, non-employee directors became entitled to receive compensation comprised of such number of shares of Common Stock as shall have a fair market value equal to $10,000, such fee to be paid in arrears within thirty days of the last day of fiscal year 1997. For each fiscal year thereafter, all non-employee directors who remain as such as of the last day of any given fiscal quarter shall be issued quarterly, in arrears, within sixty days of the last day of each fiscal quarter, such number of shares of Common Stock as shall have a fair market value equal to $2,500. If the Plan is approved, such stock grants will be part of the awards granted pursuant to the Plan. See

"PROPOSAL NO. 2 - MEMRY CORPORATION'S 1997 LONG-TERM INCENTIVE PLAN." Directors are reimbursed for expenses reasonably incurred in connection with the performance of their duties.

EXECUTIVE OFFICERS OF THE COMPANY


     Name                                  Position                               Age
     ----                                  --------                               ---
James G. Binch                    President, Chief Executive Officer, Treasurer   50
                                  & Chairman

William H. Morton, Jr.            Senior Vice President and Chief Operating       52
                                  Officer

James Proft                       Vice President and General Manager - Western    39
                                  Operations

Thomas D. Carey                   Vice President, Corporate Development and       36
                                  Chief Financial Officer.

        Executive officers are elected until the next annual meeting of the Board of Directors and until their respective successors are elected and qualified. Information with respect to Mr. Binch is set forth above.

        WILLIAM H. MORTON, JR. was employed by the Company on November 7, 1995 as Senior Vice President and Chief Operating Officer. In addition, Mr. Morton has served as a director of Deck House, Inc. in Acton, Massachusetts since 1976. Since 1985 Mr. Morton has been Vice President of Coastal Aviation, Inc. in Stamford, Connecticut, a general aviation marketing firm, and since 1986 he has been the sole stockholder and President of The Risor Corporation, a merchant banking firm. Previously, Mr. Morton was a registered representative with Lazard Freres & Co. and First Hanover Securities, investment banking firms in New York, New York. During fiscal year 1995, Mr. Morton also acted as a consultant to the Company. Mr. Morton holds a B.A. degree from Middlebury College.

        JAMES L. PROFT was employed by the Company on July 23, 1996 as Vice President and General Manager Western Operations. From July 1984 through March 1989, Mr. Proft served as Research Metallurgist with Raychem Corporation's Metals Division. From April 1989 through July 1992, Mr. Proft served as Area Sales Manager for Raychem Corporation's Electronics Group. From August 1992 through January of 1993, Mr. Proft was the Vice President of Sales and Marketing of Shape Memory Applications, Inc., followed by a return to Raychem Corporation as Marketing Manager for its Medical Division. Prior to joining the Company, from January 1996 to July 1996, Mr. Proft was Regional Sales Manager of Planar America, an electroluminescent flat panel display company located in Beaverton, Oregon. Mr. Proft holds a B.S. degree in materials engineering from the University of Wisconsin-Milwaukee and a Masters degree in material science and engineering from Stanford University.

        Thomas D. Carey was employed by the Company on October 27, 1997, as its Vice President, Corporate Development and Chief Financial Officer. From 1996 to October of 1997, Mr. Carey served as Vice President, Corporate Development and Chief Financial Officer of A.M. Pappas & Associates, LLC, an international venture development company located in Research Triangle Park, North Carolina. From 1993 to 1996, Mr. Carey served as Vice President, Finance & Administration and Chief Financial Officer of Apex Bioscience, Inc., a biothcrapcutics company in Research Triangle Park, North Carolina. From 1991 to 1993, Mr. Carey served as Vice President, Finance and Administration and Chief Financial Officer of Energy Biosystems Corporation, a publicly traded industrial biotechnology company located in The Woodlands, Texas. Prior to such time, Mr. Carey served as a financial analyst and an investment banking associate at Kidder, Peabody & Co., Incorporated. Mr. Carey holds a B.S. degree in physics from the College of the Holy Cross and an M.B.A. degree from the Kellogg Graduate School of Management at Northwestern University.

EXECUTIVE COMPENSATION

The following table sets forth for the fiscal years ended June 30, 1997, 1996 and 1995, certain information regarding the total remuneration paid to the Company's chief executive officer and its next three most highly compensated executive officers.



                                               Summary Compensation Table
                                               --------------------------

                                 Annual Compensation               Long Term Compensation Awards
                                 --------------------              -----------------------------
    (a)                        (b)      (c)                                     (g)             (i)
                                                                         Shares of Common
Name & Principal             Fiscal                                      Stock Underlying           All Other
    Position                  Year    Salary $     Bonus ($)             Options/SARs(#)         Compensation ($)
----------------             ------  ----------    ---------             ----------------        ----------------
James G. Binch, President,    1997   $167,500(1)   $  -0-                 20,000/0 (2)           $   - 0 -
  Chief Executive Officer,    1996   $150,000(1)   $  -0-                200,000/0 (3)           $   - 0 -
  Treasurer & Chairman        1995   $150,000(1)   $  -0-                240,000/0 (3)           $   - 0 -

William H. Morton, Jr.,       1997   $161,666      $  -0-                  5,000/0 (2)           $   - 0 -
 Senior Vice President and    1996   $150,000      $ 95,000 (4)          125,000/0 (5)           $   - 0 -
 Chief Operating Officer      1995   $ - 0 -       $  -0-                  - 0 -                 $   - 0 -

James Proft, Vice President   1997   $135,404      $ 10,000               45,000/0 (6)           $ 92,548(7)
  and General Manager -       1996   $ - 0 -       $  -0-                  - 0 -                 $   - 0 -
  Western Operations          1995   $ - 0 -       $  -0-                  - 0 -                 $   - 0 -

Wendy A. Gavaghan             1997   $ 81,250      $  -0-                 12,000/0 (8)           $175,257(9)
  Former Corporate            1996   $ 82,400      $  -0-                 24,500/0 (10)          $   - 0 -
  Controller and Secretary    1995   $ 81,917      $  -0-             24,500/1,500 (10)          $   - 0 -

-------------------------------

(1) Does not include any amounts which may be deemed to be paid to Mr. Binch by Harbour Investment Corporation for serving as President of the Company. See discussion following.

(2) These options are exercisable in three equal annual installments, commencing December 5, 1997.

(3) In April 1996 Mr. Binch agreed to the termination (for no value, except as provided in the following sentence) of 40,000 of the 240,000 options previously granted to him, which options had been exercisable in five equal annual installments, commencing on September 24, 1994. With respect to the remaining 200,000 options, the exercise price was repriced from $4.40 per share to $1.50 per share simultaneously with the repricing in April 1996 of all of the Company's outstanding incentive stock options with exercise prices above $1.50 to $1.50. The 144,000 of such options which had not vested as of April 1996 are exercisable in three equal annual installments, with the last installment vesting on September 24, 1998.

(4) Includes payment of $50,000 to The Risor Corporation, of which Mr. Morton is President and the sole stockholder, for consulting services.

(5) These options are exercisable in five equal annual installments, commencing November 7, 1996.

(6) With respect to 20,000 of such options, such options are exercisable in three equal annual installments, commencing July 1, 1997, and with respect to 25,000 of such options, such options are exercisable in three equal annual installments, commencing December 5, 1997.

(7) Pursuant to the terms of an agreement between the Company and Mr. Proft dated as of June 26, 1996, as hereinafter described, the Company issued to Mr. Proft on September 19, 1996 warrants exercisable to purchase 40,000 shares of Common Stock, as to which warrants exercisable to purchase 20,000 shares of Common Stock were immediately exercisable. As of September 19, 1996, these warrants were valued at $1.59 per warrant, being $31,800 total. In addition, also pursuant to the agreement between the Company and Mr. Proft, the Company paid $60,748 for expenses related to the relocation of Mr. Proft and his family from the Portland, Oregon area to the San Francisco, California area, including the moving of household effects, brokerage fees and closing costs, and also for expenses related to an earlier move to the Portland, Oregon area.

(8) These options, originally exercisable in three equal annual installments commencing December 5, 1996, were cancelled as of July 30, 1997, pursuant to the terms of an agreement, dated as of June 5, 1997, among the Company, Wright Machine Corporation, the Company's wholly-owned subsidiary ("Wright"), and Ms. Gavaghan.

(9) Pursuant to the terms of an agreement among the Company, Wright and Ms. Gavaghan dated as of June 5, 1997, as hereinafter described, Ms. Gavaghan's employment with the Company terminated as of March 15, 1997. With respect to the fiscal year ended June 30, 1997, salary payments in the amount of $36,458 were paid to Ms. Gavaghan as part of severance arrangements from March 15 through June 30 pursuant to such agreement, and $5,000 was paid to Ms. Gavaghan as partial payment of accrued vacation pay. In addition, the Company accrued with respect to Ms. Gavaghan $88,542 in salary payments to be paid between July 1, 1997 and March 15, 1998, $12,232 with respect to remaining accrued vacation pay to be paid on March 15, 1998, $1,275 with respect to health and medical benefits, and $36,750 as a severance payment to be paid on or before May 31, 1998.

(10) Simultaneously with the repricing in April 1996 of all of the Company's outstanding incentive stock options and stock appreciation rights with exercise prices above $1.50 to $1.50, these options and stock appreciation rights, originally issued in July 1994, were repriced from $2.34 per share to $1.50 per share in April 1996.

                              --------------------

                      Option/SAR Grants in Last Fiscal Year

                                Individual Grants
                                -----------------

(a)                               (b)                     (c)                 (d)                        (e)
                             Number of Shares      % of Total
                             of Common Stock       Options/SARs
                             Underlying            Granted to

                             Options/SARs          Employees in     Exercise or Base         Expiration
Name                         Granted (#)           Fiscal Year(1)   Price($/Shares)             Date
----                         ------------          --------------   ----------------         ----------
James G. Binch               20,000/0 (2)               4.3%              $1.78              December 5, 2006

William H. Morton, Jr         5,000/0 (2)               1.1%              $1.78              December 5, 2006

James Proft                  20,000/0 (3)(4)            4.3%              $1.59              July 1, 2006
                             25,000/0 (2)               5.4%              $1.78              December 5, 2006

Wendy A. Gavaghan            12,000/0 (5)               2.6%              $1.78              (5)


  (1)   Assumes full vesting of options.

  (2) These options are exercisable in three equal annual installments, commencing December 5, 1997.

  (3) These options are exercisable in three equal annual installments, commencing July 1, 1997.

  (4)   The Company has agreed to pay to Mr. Proft 35% of the difference between
        (i) the actual closing price per share of the Common Stock on the date of exercise of all or a portion of such options, and (ii) $1.59, times the number of options exercised, as reimbursement for the tax liability to Mr. Proft with respect to the exercise of such options. See discussion of same following.

  (5) These options originally were exercisable in three equal annual installments, commencing December 5, 1997, and had an expiration date of December 5, 2006. However, pursuant to the terms of an agreement, dated as of June 5, 1997, among the Company, Wright and Ms. Gavaghan, these options expired July 30, 1997.

                             ----------------------

                     Aggregated Option/SAR Exercises in Last
                    Fiscal Year and FY-End Option/SAR Values
                    ----------------------------------------

                      (a)                          (d)                          (e)

                                            Number of Shares
                                            of Common Stock
                                            Underlying                       Value of Unexercised
                                            Unexercised Options/             In-the-Money Options/
                                            SARs at FY-end (#)               SARs at FY-End (#)
                      Name                  Exercisable/Unexercisable        Exercisable/Unexercisable(1)
                      ----                  -------------------------        ----------------------------
                      James G. Binch        104,000 Options Exercisable/     $ 16,640/$15,360
                                            116,000 Options Unexercisable

                      William H. Morton, Jr  25,000 Options Exercisable/     $ 19,000/$76,000
                                            105,000 Options Unexercisable

                      James Proft                 0 Options Exercisable/     $  0/$1,400
                                             45,000 Options Unexercisable

                      Wendy A. Gavaghan      24,500 Options Exercisable/     $  3,920/$0
                                             12,000 Options Unexercisable

                                              1,500 SARs Exercisable/        $   240/$0
                                                  0 SARs Unexercisable

                      -----------------------
                 (1) Based on average of bid and asked prices per share of the Company's Common Stock on June 30, 1997, being $1.66.

                             ----------------------

        Effective September 24, 1993, the Company and James G. Binch entered into a two-year employment agreement, which automatically renews for successive one-year periods unless or until Mr. Binch or the Company gives notice of its intention not to renew. Pursuant to said renewal provision, this agreement automatically renewed for a one-year period effective September 24, 1997. The agreement entitled Mr. Binch to an annual salary of $150,000 from and after January 1, 1993, which salary was increased in November 1996 to $180,000. The agreement also entitled Mr. Binch to (i) $20,000 as compensation for services rendered from October 1, 1992 to December 31, 1992, (ii) a bonus of $50,000 and 80,000 shares of the Company's Common Stock as inducement to enter into the contract, and (iii) an option to purchase up to 240,000 shares of the Company's Common Stock at an exercise price of $4.40 per share under and pursuant to the Memry Corporation Stock Option Plan, subject to the approval of such Plan by the Company's stockholders (which approval was obtained in the first quarter of fiscal 1995). The options are exercisable in five equal installments, commencing on September 24, 1994, and will expire on September 24, 2003. The Agreement also provides that if Mr. Binch's employment is terminated due to either the failure by the Company to observe or comply with any of the provisions of such agreement (if such failure has not been cured within 10 days after written notice of same to the Company), or, at the election of Mr. Binch, upon a change in control of the Company (and within 6 months of such change in control), Mr. Binch will be entitled to a lump-sum payment equal to two times his annual salary at the rate in effect immediately prior to the date of termination. During the fiscal year ended June 30, 1996, Mr. Binch and the Company agreed to the termination of 40,000 of his options (for no value) and the repricing of his remaining options from $4.40 per share to $1.50 per share simultaneously with the repricing of all of the Company's outstanding incentive stock options with exercises above $1.50 to $1.50.

        Mr. Binch is President, the sole director and the sole stockholder of Harbour Investment Corporation, a Delaware corporation ("HIC"). HIC is managing general partner of Harbour Holdings Limited Partnership, a Connecticut limited partnership ("Harbour") and a significant shareholder of the Company. (See "Security Ownership of Certain Beneficial Owners and Management"). Pursuant to Harbour's amended and restated Agreement of Limited Partnership, Harbour retained HIC to act as its managing general partner, and to perform investment manager, custodial and administrative services, in consideration of custodial fees of (i) $465,000 for the period commencing on February 24, 1993, and continuing through December 31, 1993, and (ii) $350,000 for each of calendar years 1994 and 1995. HIC's retention was extended for calendar 1996 on January 1, 1996, for an additional $350,000 custodial fee. Although HIC has continued to serve as Harbour's managing general partner and to perform such services since the expiration of such extension, there is currently no agreement in place regarding payment by Harbour of a custodial fee. One of a number of services performed by HIC for Harbour is providing the services of Mr. Binch in the capacity of the Company's President. Because (i) there is no allocation of the annual fee paid by Harbour to HIC as between providing the services of Mr. Binch as the Company's President and other services, (ii) HIC does not pay Mr. Binch a salary, and (iii) HIC incurs numerous expenses in fulfilling its duties to Harbour that must be paid before it pays either salary or dividends to Mr. Binch, it is impossible to quantify the amount, if any, that Harbour or HIC could be deemed to be paying Mr. Binch for serving as President of the Company. Therefore, Mr. Binch's compensation as set forth in the foregoing compensation table does not include any such amounts.

        On November 7, 1995, William H. Morton, Jr. joined the Company as Senior Vice President and Chief Operating Officer. Mr. Morton's employment agreement provides for a two-year term of employment, which term automatically renews for successive one-year periods unless either Mr. Morton or the Company gives the other notice of his or its intention not to renew such contract. This agreement entitles Mr. Morton to an annual salary of $150,000, which salary was increased to $170,000 in November 1996. In addition, as consideration for past services rendered by either Mr. Morton individually or through The Risor Corporation, this agreement entitles Mr. Morton to 50,000 shares of Common Stock of the Company as well as payment of $50,000 to The Risor Corporation. This agreement also grants to Mr. Morton options under and pursuant to the Memry Corporation Stock Option Plan exercisable to purchase 125,000 shares of Common Stock for an exercise price of $0.90, exercisable in five equal annual installments, commencing on November 7, 1996 and terminating on November 7, 2005. In the event of a change in control of the Company, these options will become immediately exercisable.

        On July 23, 1996, James Proft joined the Company as Vice President and General Manager - Western Operations. A letter agreement, dated June 26, 1996, between the Company and Mr. Proft entitles Mr. Proft to an annual salary of $140,000. In addition, as inducement to Mr. Proft to enter into such employment agreement, this agreement entitles Mr. Proft to: (i) warrants exercisable to purchase 40,000 shares of Common Stock at an exercise price of $0.01 per share, of which warrants exercisable to purchase 20,000 shares of Common Stock became exercisable on September 19, 1996, with one-half of the remaining warrants becoming exercisable on each of September 19, 1997 and 1998; (ii) non-qualified stock options, pursuant to the Company's Stock Option Plan, to purchase 20,000 shares of Common Stock at $1.59 per share (representing a discount of 25% from market price on June 28, 1996), which options were granted on July 1, 1996 and which are exercisable in three equal annual installments commencing July 1997, and which expire July 2006; (iii) a cash bonus of $25,000 on March 31, 1997 to be applied to any tax liability arising from the grant of warrants if Mr. Proft remains in the employ of the Company on such date; (iv) cash compensation from February 1, 1997 and March 31, 1997 equal to an aggregate of $3,710 (35% of the difference between the actual closing price per share of the Common Stock on June 28, 1996 of $2 1/8 and $1.59, times 20,000 options) to cover the tax effect of such option grant; (v) incentive stock options exercisable to purchase 25,000 shares of Common Stock, which options were granted on December 5, 1996 and which are exercisable in three installments commencing on the first anniversary of the date of grant; (vi) reimbursement of certain relocation expenses (including those associated with an earlier move to another entity); (vii) a mortgage assistance loan of $25,000 at an annual interest rate of 6.75%, secured by a second mortgage on Mr. Proft's residence (with only interest due for the first two years, principal being due in five annual installments thereafter, with the entire balance being payable within thirty days of the termination of Mr. Proft's employment with the Company); and (viii) a cash signing bonus of $10,000 payable in equal installments on July 31, 1996 and August 31, 1996. The issuance of the 20,000 shares of Common Stock to Mr. Proft upon exercise of 20,000 of the above-described warrants was subject to the right of the Company to repurchase any or all of such shares at a price of $0.01 per share if Mr. Proft did not remain an employee of the Company as of September 19, 1997.

        The provisions in Mr. Proft's letter agreement regarding payments related to tax liability were modified by an oral agreement between the Company and Mr. Proft, which the parties intend to memorialize in a written agreement. Pursuant to such agreement, Mr. Proft and the Company have agreed to defer the payment of such amount with respect to the grant of 20,000 options, being 35% of the difference between (i) the actual closing price per share of the Common Stock on the date of exercise of all or a portion of the 20,000 options, and
(ii) $1.59, times the number of options exercised, until 30 days after the date on which Mr. Proft actually incurs taxable income with respect to such options. In addition, with respect to the payment to be made to Mr. Proft by the Company with respect to 30,000 of the warrants, the parties have agreed that $24,057 will be paid to Mr. Proft within 30 days after the end of calendar year 1997. With respect to the payment to be made to Mr. Proft by the Company with respect to the remaining 10,000 warrants, the parties have agreed that the Company will pay to Mr. Proft 33% of the difference between (i) the actual closing price per share of the Common Stock on September 19, 1998, and (ii) $0.01, times 10,000, within 30 days after the end of calendar year 1998. As of October 1, 1997, Mr. Proft had exercised 20,000 of his warrants and none of his options.

        Wendy A. Gavaghan's employment with the Company and Wright terminated as of March 15, 1997. Ms. Gavaghan had been Corporate Controller and Secretary of the Company and Secretary and a director of Wright. Pursuant to an agreement dated as of June 5, 1997 among the Company, Wright and Ms. Gavaghan, the Company agreed to pay to Ms. Gavaghan $19,232 as payment in full of all accrued vacation owed to Ms. Gavaghan, and agreed to pay her base salary then in effect, being $125,000, semi-monthly until March 15, 1998 (the "First Anniversary"). In addition, the Company agreed to provide Ms. Gavaghan with health and medical benefits at the Company's cost until the First Anniversary. The Company also agreed to pay to Ms. Gavaghan, on or prior to May 31, 1998, a severance payment in the amount of $36,750. Ms. Gavaghan and the Company agreed to the cancellation, effective as of July 30, 1997, of incentive stock options exercisable to purchase 12,000 shares of Common Stock at an exercise price of $1.78 previously issued to Ms. Gavaghan as of December 5, 1996 and 1,500 share appreciation rights previously issued to Ms. Gavaghan as of July 19, 1994. Finally, Ms. Gavaghan agreed that on or prior to May 31, 1998, she will exercise in full options granted to her by the Company as of April 30, 1996, being incentive stock options exercisable to purchase 24,500 shares of Common Stock at an exercise price of $1.50 per share.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

        Pursuant to a Convertible Subordinated Debenture Purchase Agreement, dated as of December 22, 1994 (the "Purchase Agreement"), the Company issued to CII the following securities (the "CII Securities") for an aggregate consideration (comprised of cash and forgiveness of indebtedness) of $750,000:
(i) a Convertible Subordinated Debenture dated December 22, 1994 from the Company to CII in the principal amount of $763,208 (the "Debenture"), (ii) a warrant dated December 22, 1994 to purchase 508,805 shares of Common Stock at an initial exercise price of $2.15 per share (the "Class I Warrants"), (iii) a warrant dated December 22, 1994 to purchase 305,283 shares of Common Stock at an initial exercise price of $2.75 per share (the "Class II Warrants"), and (iv) a warrant dated December 22, 1994 to purchase 100,000 shares of Common Stock at an initial exercise price of $1.00, such warrant being an amendment and restatement of a warrant previously held by CII to purchase 10,000 shares of Common Stock at an exercise price of $10.00 per share. On October 12, 1995, the Purchase Agreement and the CII Securities were modified, such that the Debenture became convertible into 954,010 shares of Common Stock, and due to anti-dilution provisions, the Class I Warrants became exercisable for 1,176,269 shares of Common Stock at an exercise price of $0.93 per share and the Class II Warrants became exercisable for 705,485 shares of Common Stock at an exercise price of $1.19 per share. The number of shares of Common Stock for which the Class III Warrants were exercisable remained the same, but the exercise price per share was adjusted to $0.65. On June 24, 1996, the parties agreed that in order to help the Company market the Common Stock sold to fund the acquisition of Raychem Corporation's nickel-titanium product line, CII would convert the Debenture into equity, and a further amendment to the Purchase Agreement was executed by CII and the Company, which amendment became effective on June 28, 1996. Pursuant to such further amendment, on June 28, 1996, the Debenture was converted into 285,528 shares of Common Stock and 66.85 shares of Series H Preferred Stock (the "Series H Shares"). The parties agreed that additional shares of Common Stock which were issuable to CII due to a penalty adjustment provision of the

Debenture would be folded into the Class I Warrants. Accordingly, the number of shares of Common Stock for which the Class I Warrants are exercisable was increased to 1,282,450, with the exercise price per share of such Class I Warrants being adjusted to $0.853 per share. The Class II and Class III Warrants were not adjusted. As of the close of business on September 4, 1996, all of the Series H Shares automatically were converted into 668,500 shares of Common Stock, pursuant to the terms of the Certificate of Designations, Rights and Preferences of the Series H Preferred Stock. The Class I, II and III Warrants are subject to certain antidilution rights. CII also has been granted a "put" right if, among other things, the Company ceases to maintain its principal offices and certain operations within the State of Connecticut or fails to maintain the effectiveness of a registration statement covering the resale of its securities. Upon CII's exercise of its put, the Company would be obligated to purchase from CII all CII Securities and Registrable Securities held at that time by CII for a price equal to the greater of (x) the then current market price of such CII Securities and Registrable Securities (on an as-converted basis) and (y) $2.00, multiplied by the number of CII Securities and Registrable Securities (on an as-converted basis), less in the case of Common Stock issued upon the exercise of the Class I Warrants, the Class II Warrants or Class III Warrants, any exercise price paid to acquire Common Stock. As of October 1, 1997, CII beneficially owned more than five percent of the Common Stock.

        On June 26, 1995 and July 17, 1995, FirstInvest Holding Ltd. Inc. ("FirstInvest") purchased 193 shares and 230 shares, respectively, of Series G Preferred Stock ("G Preferred") of the Company at a per share price of $6,500 for an aggregate purchase price of $2,749,500. At the time of this transaction, FirstInvest was not a holder of any securities of the Company, and such transaction was negotiated on an arm's length basis. On June 25, 1996, FirstInvest voluntarily converted 126.9 shares of Series G Preferred Stock into 1,269,000 shares of Common Stock of the Company. As of the close of business on September 4, 1996, the remaining 296.1 shares of Series G Preferred Stock owned by FirstInvest automatically were converted into 2,960,000 shares of Common Stock. As of October 1, 1997, FirstInvest beneficially owned more than five percent of the Common Stock.

        On November 7, 1995, William H. Morton, Jr. joined the Company as Senior Vice President and Chief Operating Officer. Pursuant to the terms of the employment agreement between the Company and Mr. Morton, as consideration for past services rendered by either Mr. Morton individually or through The Risor Corporation, the Company granted to Mr. Morton 50,000 shares of Common Stock and agreed to pay $50,000 to The Risor Corporation. See "Proposal No. 1 - Executive Compensation."

        On March 28, 1996, Conoreq S.A. purchased 295,118 shares of Common Stock for $0.85 per share, for an aggregate purchase price of $250,850.30. Subsequently, on May 17, 1996, Conoreq S.A. purchased an additional 118,118 shares of Common Stock for $0.85 per share, for an aggregate purchase price of $100,400.30, and on June 28, 1996, purchased 1,000,000 shares of Common Stock for a purchase price of $2,000,000. As of October 1, 1997, Conoreq S.A.
owned more than 5% of the Common Stock.

        On June 28, 1996, the Company consummated the purchase from Raychem Corporation, a Delaware corporation ("Raychem"), of certain tangible assets (primarily consisting of leasehold improvements, machinery and equipment and inventory) and intangible assets (primarily consisting of patents, other intellectual property, goodwill and certain contractual rights) constituting Raychem's shape memory metals components business. The purchase did not include Raychem's patents and related intellectual property relating to the production of certain medical instruments. The purchase price paid by the Company to Raychem consisted of the following: (i) the payment of $3,650,000 in cash; (ii) a $350,000 promissory note, accruing interest at the rate of 10% per annum and secured by a first lien security interest in the tangible property being acquired by the Company from Raychem; (iii) warrants to purchase 1,250,000 shares of the Company's common stock, par value $0.01 per share ("Common Stock"), at an exercise price of $2.00 per share; (iv) warrants to purchase an additional 1,130,000 shares of Common Stock at an exercise price of $0.01 per share; and (v) the assumption of certain specified liabilities relating to the assets being acquired, including $200,000 in severance obligations being incurred by Raychem. In addition, the Company and Raychem entered into a number of agreements regarding the ongoing relationship between Raychem and the Company, including an agreement under which the Company will manufacture and sell shape memory alloy components to Raychem. The latter agreement was amended and restated as of February 19, 1997, with an effective date as of December 20, 1996. The purchase price paid by the Company to Raychem pursuant to the aforesaid transaction was determined by arms-length bargaining between two non-affiliated parties. No material relationship existed between Raychem and the Company (including any of the Company's affiliates, directors, officers or their associates) prior to the consummation of the transaction. The $350,000 promissory note from the Company to Raychem was repaid in full on August 9, 1996. As of October 1, 1997, Raychem owned more than 5% of the Common Stock.

        The funds that the Company used to pay Raychem the cash portion of the purchase price were obtained through the sale by the Company on June 28, 1996 of 2,000,000 shares of Common Stock to three sophisticated European investors for a purchase price of $2.00 per share, including sales to Conoreq S.A. (which, as described above, purchased 1,000,000 of such shares) and Group Des Assurances Nationales (which, as described above, purchased 250,000 of such shares).

        On July 15 and 16, 1996, as part of bridge financing for working capital purposes until financing could be obtained from Affiliated Business Credit Corporation, the Company borrowed $100,000 from each of Dawn Morton and Dominion Capital Partners (for an aggregate of $200,000), at an annual interest rate of 10%, such notes to be due on the earlier of August 15, 1996 and the date of consummation of financing in the amount of at least $1,500,000 from Affiliated Business Credit Corporation to the Company. As additional consideration for such loans, the Company issued to each of Ms. Morton and Dominion Capital Partners warrants exercisable to purchase 18,000 shares of Common Stock at an exercise price of $1.50 per share. Each of Ms. Morton and DFG Management, Inc. was also paid a facility fee of $5,000 in connection with such bridge financing. These notes were paid in full by the Company on August 9, 1996. Ms. Morton is the wife of William H. Morton, Jr., the Company's Senior Vice President and Chief Operating Officer. The managing general partner of Dominion Partners is Dominion Financial Group, Inc., of which W. Andrew Krusen, Jr. is a principal shareholder and the President. In addition, Mr. Krusen is the sole stockholder of DFG Management, Inc.

        On July 23, 1996, James Proft joined the Company as Vice President and General Manager - Western Operations. For the terms of Mr. Proft's employment agreement, see "Proposal No. 1 - Executive Compensation." In addition, on September 20, 1996, the Company loaned to Mr. Proft $45,000 at an annual interest rate of 6-3/4%, in connection with certain relocation expenses of Mr. Proft. This loan was repaid in full on October 16, 1996. In addition, as of December 5, 1996, the Company issued to Mr. Proft 20,000 shares of Common Stock, which represented the exercise by Mr. Proft of warrants to purchase Common Stock at $0.01 per share.

        Wendy A. Gavaghan's employment with the Company and Wright terminated as of March 15, 1997. Ms. Gavaghan had been Corporate Controller and Secretary of the Company and Secretary and a director of Wright. The Company, Wright and Ms. Gavaghan entered into an agreement, dated as of June 5, 1997, regarding severance arrangements. See "PROPOSAL NO. 1 - EXECUTIVE COMPENSATION."

        On June 26, 1997, the Company sold 200,000 shares of its Common Stock, to Dominion Financial Group International LDC, a Cayman Islands corporation ("LDC"), for total consideration of $300,000. Such sale was part of an offering of 380,000 shares of Common Stock at $1.50 per share from April 1997 through July 1997. The sale to LDC was exempt from registration pursuant to the terms of Regulation S promulgated under the Securities Act of 1933, as amended. W. Andrew Krusen, Jr., a director of the Company, is the chairman of the executive committee of LDC and also indirectly beneficially owns certain outstanding securities of LDC through Dominion Partners, of which Dominion Financial Group, Inc. (as to which Mr. Krusen is President and a principal shareholder) ("DFGI") is the managing general partner and immediate family members of Mr. Krusen are the remaining partners, and through DFGI itself.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, executive officers and 10% beneficial owners of the Company's Common Stock to file certain reports concerning their ownership of the Company's equity securities. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recently completed fiscal year, and Forms 5 and amendments thereto furnished to the Company with respect to its most recently completed fiscal year, the directors, officers and beneficial owners of 10% or more of the Registrant's Common Stock which failed to make the requisite filings on a timely basis are set forth below.

        James Proft failed to timely file a Form 3 to report his becoming an executive officer on December 5, 1997, although a Form 3 was subsequently filed by Mr. Proft.

        Nicholas Grant failed to timely file a Form 4 to report his acquisition of 6,024 shares of Common Stock of the Company on July 14, 1997, although a Form 4 was subsequently filed by Dr. Grant.

       PROPOSAL NO. 2 - MEMRY CORPORATION'S 1997 LONG-TERM INCENTIVE PLAN

      The Company's 1997 Long-Term Incentive Plan (the "Plan") was adopted by the Board of Directors on October 31, 1997. A copy of the Plan is attached hereto as Appendix A, and the following summary description is qualified in its entirety by reference to the Plan. The purposes of the Plan are to advance the long-term interests of the Company by motivating key employees with the opportunity to obtain an equity interest in the Company, and to attract and retain key employees upon whose performance the success of the Company largely depends. Under the terms of the Plan, the Committee (as defined below) may grant stock options, stock appreciation rights, limited stock appreciation rights, restricted stock awards and/or performance shares to key employees of the Company, and shall grant shares of Common Stock to non-employee directors as set forth in the Plan.

      The Plan will be effective as of December 10, 1997, subject to stockholder approval, and will remain in effect so long as shares of Common Stock available for grants or awards thereunder.

NUMBER OF SHARES

      The Plan provides that 2,000,000 shares of Common Stock will be available in the aggregate for the grant of stock options, stock appreciation rights, limited stock appreciation rights, restricted stock awards, grants to non-employee directors and/or performance shares from time to time. The market value of such 2,000,000 shares of Common Stock, based upon the average of the bid and asked price per share on November 5, 1997, being $4.39, is $8,780,000. No more than 300,000 shares of Common Stock subject to the Plan may be awarded in any year to any participant in the Plan.

      These numbers are subject to adjustment to reflect certain distributions of shares of stock and certain stock changes such as stock dividends, stock splits and share exchanges. Shares of Common Stock available for issuance under the Plan may be authorized but unissued treasury shares. Shares of Common Stock covered by lapsed, canceled, surrendered or terminated options or other awards will be available again for grant under the Plan.

ADMINISTRATION; ELIGIBILITY

      The Plan will be administered by a committee (the "Committee") composed of not less than two directors, each of whom shall be a "Non-Employee Director" described in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and shall come within the parameters of Treasury Regulation Section 1.162.27(e)(3)(i) (such individuals, "Non-Employee Directors"). Members of the Committee will be appointed by and will serve at the pleasure of the Board of Directors. The initial members of the Committee are Messrs. Halperin, Krusen and Morgan. Except with respect to Non-Employee Directors, the selection of the participants in the Plan and the extent of the participation of each will be determined by the Committee. Such participants will be employees of the Company and its subsidiaries whose performance, as determined by the Committee, can have an effect on the growth, profitability and success of the Company. As of today, the Company has approximately 82 employees, as well as four Non-Employee Directors, who will be eligible to participate in the Plan.

STOCK OPTIONS

        The Committee may grant a participant the option to purchase shares of Common Stock of the Company through incentive stock options qualified under
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or options not qualified under Section 422 of the Code ("non-qualified stock options") or a combination of both. Incentive stock options must be granted at not less than 100% of the fair market value of the underlying Common Stock on the date the option is granted, and at not less than 110% of such fair market value if granted to an employee who, at the time of grant, owns stock having more than 10% of the total combined voting power of all classes of stock of the Company (a "Ten Percent Stockholder"). However, in the Committee's sole discretion, non-qualified stock options may be granted at less than fair market value. Upon exercise, the option price is to be paid in full in cash, in shares of Common Stock, in such other consideration as the Committee may deem appropriate, or through an arrangement with a broker. Options will be exercisable in whole or in such installments and at such times as may be determined by the Committee, provided that no stock option may be exercisable more than ten years after the date of its grant, and with respect to an incentive stock option granted to a Ten Percent Stockholder, no such incentive stock option may be exercisable more than five years after the date of its grant.

STOCK APPRECIATION RIGHTS

      The Committee may grant key employees the right to receive a payment equal to the appreciation in market value of a stated number of shares of Common Stock from the date of the agreement granting the stock appreciation right (the "base price") to its date of exercise. These stock appreciation rights may or may not be granted in tandem with stock options.

      Stock appreciation rights granted in tandem with stock options will be exercisable only to the extent the related stock option is exercisable and upon exercise of such a tandem stock appreciation right, the related stock option shall be canceled to the extent of the number of stock appreciation rights exercised. The base price for a tandem stock appreciation right that is not a limited stock appreciation right as described in the following paragraph will be determined by the Committee, but it must not be less than the exercise price of the related stock option.

      Free-standing stock appreciation rights will be exercisable at the time or times determined by the Committee. The base price for a free-standing stock appreciation right will be determined by the Committee, but it must not be less than the fair market value of the Common Stock on the date of the grant of the stock appreciation right.

LIMITED STOCK APPRECIATION RIGHTS

      The Committee may grant key employees the right to receive a payment in cash equal to the appreciation over the base price by the greater of either the highest price of shares of Common Stock paid in connection with a change in control or the highest average closing bid and ask price of the shares of Common Stock during the 60 days prior to the change in control. These limited stock appreciation rights may only be granted in tandem with a stock option or stock appreciation right, but may be granted at the time such option or stock appreciation right is granted or at any time thereafter. Limited stock appreciation rights are exercisable in full for a period of seven months following the date of a change in control.

      If limited stock appreciation rights are exercised, the stock options and stock appreciation rights to which they are attached can no longer be exercised. If the stock options or stock appreciation rights are exercised or terminated, the related unexercised limited stock appreciation rights are simultaneously canceled.

RESTRICTED STOCK AWARDS

      The Plan permits the Committee to award restricted stock to key employees of the Company with such terms, conditions, restrictions or limitations as the Committee deems appropriate (including, in the discretion of the Committee, without payment of consideration by the participant). While the restrictions are in effect, the Committee may permit a participant the right to vote shares and the right to receive any dividends. Restricted stock awards may be evidenced by stock certificates, book-entry registrations or in such other manner as the Committee determines.

GRANTS TO NON-EMPLOYEE DIRECTORS

      The Plan provides that all Non-Employee Directors who remain as such on the last day of any given fiscal quarter will be issued quarterly, in arrears, such number of shares of Common Stock as have a fair market value equal to $2,500, with such fee being pro-rated for any director who serves less than such full fiscal quarter.

PERFORMANCE SHARES

      The Plan permits the Committee to grant performance shares to employees, which will entitle such employee to convert the performance shares into shares of Common Stock, into cash or into a combination thereof, as determined by the Committee, if pre-determined performance targets or goals are met. Performance goals may include, but not be limited to, one or more of the following: operating earnings, net earnings, return on equity, income, market share, stockholder return, combined ratio, level of expenses or growth in revenue. The Committee will determine the length of the performance period. Award payments made in cash rather than by the issuance of shares will not result in additional shares being available under the Plan.

EMPLOYMENT; TRANSFERABILITY

      The Committee is authorized under the Plan to adopt policies regarding the entitlement of participants who cease to be employed by the Company because of death, disability, resignation, termination or retirement. These policies may vary depending upon the specific circumstances and the individual involved.

      The Committee in its sole discretion may permit the assignment or transfer of the rights and interests of a participant under the Plan, and of any security issued or granted under the Plan; provided, however, an award under the Plan may not be assignable or transferrable unless the exercise thereof is eligible for registration on a Registration Statement on Form S-8.

AMENDMENTS

      The Committee may amend, alter or discontinue the Plan at any time but may not, without stockholder approval, make any amendment, alteration or discontinuation that would impair the rights of a participant under an award previously granted. In addition, the Committee may not, without stockholder approval, adopt any amendment which would (a) increase the number of shares of Common Stock which may be issued under the Plan (except in the event of certain extraordinary occurrences, as described in the Plan), (b) change the employees or class of employees eligible to participate in the Plan, or (c) change the terms of grants to Non-Employee Directors provided for in the Plan.

                                NEW PLAN BENEFITS
                MEMRY CORPORATION'S 1997 LONG-TERM INCENTIVE PLAN


Name and Position                           Dollar Value       Number of Shares
-----------------                           ------------       ----------------

James G. Binch,                                 (1)                  (1)
Chairman, President, Treasurer
and CEO

William H. Morton, Jr.,                         (1)                  (1)
Senior Vice President and
Chief Operating Officer

James Proft,                                    (1)                  (1)
Vice President and
General Manager -
Western Operations

Wendy A. Gavaghan                               $0                   $0
Former Corporate
Controller and Secretary

Current executive officers                      (1)                  (1)
as a group

Current directors, who are not              $40,000(2)               (1)
executive officers, as a group

All current employees, including            $136,090(3)              31,000(4)
officers who are not executive
officers, as a group

--------------------------

(1)   Not yet determinable.

(2) Represents dollar value of annual amount to be awarded to such Non-Employee Directors. Assumes that such individuals remain Non-Employee Directors as of June 30, 1998.

(3) Based on average of bid and asked prices per share on November 5, 1997, being $4.39.

(4) Represents restricted stock awards to be made under the Plan, subject to stockholder approval.

FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of the Federal income tax treatment of the incentive stock options, non-qualified stock options, stock appreciation rights, limited stock appreciation rights, restricted stock awards and performance shares that may be granted under the Plan based upon the current provisions of the Code and regulations promulgated thereunder.

        Incentive Stock Options. Incentive stock options under the Plan are intended to meet the requirements of Section 422 of the Code. Under this section of the Code, the grant of an incentive stock option will not result in the realization of income to the option holder, and the Company will likewise not be entitled to a deduction. Furthermore, if an option holder acquires stock upon the exercise of an incentive stock option, no income will result to the option holder and the Company will be allowed no deduction as a result of such exercise if the following conditions are met: (a) at all times during the period beginning with the date of the grant of the option and ending on the date three months before the date of such exercise, the option holder is an employee of the Company or of a subsidiary; and (b) the option holder makes no disposition of the stock within two years from the date the option is granted nor within one year after the option is exercised. In the event of a sale of such stock by the option holder after compliance with these conditions, any gain realized over the price paid for the stock will ordinarily be treated as a capital gain, and any loss will ordinarily be treated as a capital loss, in the year of sale. Under recently enacted Federal tax law, the rate of tax applicable to such capital gain or loss will depend on the date on which the stock is acquired and the period during which it is held. The exercise of an incentive stock option may result in alternative minimum tax liability to the option holder.

        If the option holder fails to comply with the employment or holding period requirements discussed above, such person will be treated as having received compensation taxable as ordinary income and/or having received a capital gain (or loss) in accordance with the provisions of the Code. If the option holder is treated as having received compensation because of this failure to comply with either condition above, an equivalent deduction from income will be allowed to the Company in the same year.

        Non-Qualified Stock Options. The grant of a non-qualified stock option will not result in the realization of income for Federal tax purposes for an option holder, nor will the grant entitle the Company to a tax deduction. An option holder who exercises a non-qualified stock option will generally realize compensation taxable as ordinary income in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and the Company will be entitled to a deduction from income in the same amount. The option holder's basis in such shares will be the fair market value on the date exercised, and the capital gain or loss will be recognized in the year of sale.

        Stock Appreciation Rights. The grant of a stock appreciation right will not result in tax consequences to the Company or to an award holder. A holder who exercises a stock appreciation right will realize compensation taxable as ordinary income in an amount equal to the cash or the fair market value of the shares or other property received on the date of exercise, and the Company will be entitled to a deduction in the same amount.

        If an employee allows a stock appreciation right granted in tandem with an option to expire, otherwise than as a result of exercising a related option, the Internal Revenue Service may contend that the employee will have taxable income in the year of expiration equal to the amount of cash or the fair market value of stock or other property which he would have received if he had exercised his stock appreciation right immediately before it expired. In addition, under Treasury Regulations governing incentive stock options, a stock appreciation right with respect to an incentive stock option must be granted at the same time the incentive stock option is granted in order to ensure that the incentive stock option remains qualified as such.

        Limited Stock Appreciation Rights. The grant of a limited stock appreciation right will not result in tax consequences to the Company or to a participant. A participant who exercises a limited stock appreciation right will realize compensation taxable as ordinary income in an amount equal to the cash or the fair market value of the shares or other property received on the date of exercise, and the Company will be entitled to a deduction in the same amount. A participant who does not exercise at the time of a change in control and allows the limited stock appreciation rights to lapse could be taxed as though exercise had occurred at either of those two dates.

        Restricted Stock Awards. Restricted stock awards granted under the Plan will constitute taxable income to the recipient, and a deductible expense to the Company, in the year in which the restrictions lapse unless the participant elects to recognize income in the year the award is made. Unless such an election is made, the amount of the taxable income and corresponding deduction will be equal to the excess of the fair market value of the stock on the date the restrictions lapse over the amount, if any, paid for such stock. The Company is also allowed a compensation deduction for dividends paid to participants (provided they have not elected to recognize income at the time of the award) on restricted stock while the restrictions remain in force.

        Performance Shares. Performance Shares awarded under the Plan will not constitute a taxable event to the recipient until such time as the recipient actually receives shares of Common Stock or cash or other property related to such award. The amount of taxable income will be equal to the amount of cash received or the fair market value of stock or other property received at such time. The Company will be entitled to a compensation deduction in the same year.

RECOMMENDATION OF THE BOARD OF DIRECTORS

        The Board of Directors recommends approval of the Plan. Proxies solicited by the Board of Directors will be voted FOR the Plan unless stockholders specify otherwise.

INTEREST OF CERTAIN PERSONS

        Each of the executive officers of the Company has an interest in the proposal to adopt the Plan because all employees of the Company are eligible to receive awards under such Plan. However, no determination has yet been made as to specific recipients and amounts of such awards.

                              INDEPENDENT AUDITORS

        McGladrey & Pullen, LLP ("M&P") have audited the consolidated financial statements of the Company for the fiscal years ended June 30, 1997 and June 30, 1996. The selection of M&P was made by the Board of Directors in its capacity as Audit Committee, which reviewed the professional competence of the firm and its audit scope. The Board of Directors of the Company, in its capacity as Audit Committee, has also elected M&P as independent auditors for the fiscal year ending June 30, 1998. It is expected that a representative of M&P will be present at the Annual Meeting to respond to appropriate questions of stockholders and to make a statement if he so desires.

                              STOCKHOLDER PROPOSALS

        Stockholder proposals intended to be presented at the Company's 1998 Annual Meeting of Stockholders, which the Company contemplates holding in December 1998, must be received at the Company's principal executive offices located at 57 Commerce Drive, Brookfield, Connecticut 06804 on or before July 10, 1998 for consideration for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting.

                                  OTHER MATTERS

        As of the date of this Proxy Statement, the Company's management does not know of any business, other than that mentioned above, which will be presented for consideration at the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies in accordance with their judgment on such matters.

                    EXHIBITS TO ANNUAL REPORT ON FORM 10-KSB

        THE COMPANY IS MAILING HEREWITH TO EACH STOCKHOLDER OF RECORD AS OF NOVEMBER 4, 1997 A COPY OF ITS ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED JUNE 30, 1997, AS AMENDED THROUGH OCTOBER 28, 1997, INCLUDING FINANCIAL STATEMENTS. THE COMPANY WILL PROVIDE, AT A CHARGE OF $0.10 PER PAGE TO COVER PHOTOCOPYING EXPENSES, TO EACH BENEFICIAL HOLDER OF ITS COMMON STOCK ON THE RECORD DATE, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, COPIES OF THE EXHIBITS TO THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED JUNE 30, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. ANY SUCH REQUEST SHOULD BE MADE IN WRITING TO KATIE TERHUNE, SECRETARY, MEMRY CORPORATION, 57 COMMERCE DRIVE, BROOKFIELD, CONNECTICUT 06804.

                                            By Order of the Board of Directors,


                                            /s/ Katie Terhune
                                            Katie Terhune
                                            Secretary

November 12, 1997

                                  APPENDIX A
                                  ----------

               MEMRY CORPORATION'S 1997 LONG-TERM INCENTIVE PLAN

                MEMRY CORPORATION'S 1997 LONG-TERM INCENTIVE PLAN

SECTION 1. PURPOSES. The purposes of Memry Corporation's 1997 Long-Term Incentive Plan (the "Plan") are to encourage selected key employees and the directors of Memry Corporation (the "Company") and its Affiliates (as hereinafter defined) to acquire a proprietary and vested interest in the growth and performance of the Company and to generate an increased incentive to contribute to the Company's future success and prosperity, thereby enhancing the value of the Company for the benefit of stockholders and the ability of the Company to attract and retain individuals of exceptional talent.

SECTION 2. DEFINITIONS. As used in the Plan, the following terms shall have the meanings set forth below:

(a) "Award" shall mean any Option, Stock Appreciation Right, Limited Stock Appreciation Right, Restricted Stock Award, Performance Share or any other right, interest, or option granted pursuant to the provisions of the Plan.

(b) "Award Agreement" shall mean any written agreement, contract, or other instrument or document evidencing any Award granted hereunder and signed by both the Company and the Participant or by both the Company and a Non- Employee Director.

(c) "Board" shall mean the Board of Directors of the Company.

(d) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, including the rules, regulations, and interpretations promulgated thereunder.

(e) "Committee" shall mean the Compensation Committee of the Board, composed of not less than two directors each of whom is a Non-Employee Director.

(f) "Company" shall mean Memry Corporation.

(g) "Dividend Equivalent" shall mean any right granted pursuant to Section 14(i) hereof to receive an equivalent amount of interest or dividends with respect to the number of shares covered by an Award.

(h) "Employee" shall mean any salaried employee of the Company or of any Affiliate.

(i) "Fair Market Value" shall mean, with respect to any property, the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

(j) "Incentive Stock Option" shall mean an Option granted under Section 6 hereof that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

(k) "Limited Stock Appreciation Right" shall mean a Stock Appreciation Right that can only be exercised in the event of a change in control, according to the definition and provisions of Section 8 of the Plan.

(l) "Non-Employee Director" shall mean a person described in both (i) Rule 16b-3(b)(3) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or any successor definition adopted by the Securities and Exchange Commission, and (ii) Treasury Regulation Section 1.162-27(e)(3)(i), or any successor provision, adopted by the Department of the Treasury.

(m) "Non-qualified Stock Option" shall mean an Option granted to a Participant under Section 6 hereof that is not intended to be an Incentive Stock Option.

(n) "Option" shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.

(o) "Participant" shall mean an Employee who is selected by the Committee to receive an Award under the Plan.

(p) "Payment Value" shall mean the dollar amount assigned to a Performance Share which shall be equal to the Fair Market Value per Share on the close of business on the last day of a Performance Cycle.

(q) "Person" shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof.

(r) "Performance Cycle" or "Cycle" shall mean the period of time selected by the Committee during which the performance is measured for the purpose of determining the extent to which an award of Performance Shares has been earned.

(s) "Performance Goals" shall mean the objectives established by the Committee for a Performance Cycle, for the purpose of determining the extent to which Performance Shares which have been contingently awarded for such Cycle are earned.

(t) "Performance Share" shall mean an Award granted pursuant to Section 10 hereof which shall represent the right, subject to the terms set forth in
Section 10 hereof, to either one Share or the Payment Value in cash of one
Share.

(u) "Restricted Stock" shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge, or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including, without limitation, any restriction on the right to vote such Share, and the right to receive any cash dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

(v) "Restricted Stock Award" shall mean an award of Restricted Stock under
Section 9 hereof.

(w) "Shares" shall mean shares of the common stock of the Company, $0.01 par value per share, and such other securities of the Company as the Committee may from time to time determine.

(x) "Stock Appreciation Right" shall mean any right granted to a Participant pursuant to Section 7 hereof to receive, upon exercise by the Participant, the excess of (i) the Fair Market Value of one Share on the date of exercise or, if the Committee shall so determine in the case of any such right other than one related to any Incentive Stock Option, at any time during a specified period before the date of exercise over (ii) the grant price of the right as specified by the Committee, in its sole discretion, on the date of grant, which shall not be less than the Fair Market Value of one Share on such date. Any payment by the Company in respect of such right may be made in cash, Shares, other property, or any combination thereof, as the Committee, in its sole discretion, shall determine.

(y) "Stockholder Meeting" shall mean the annual meeting of stockholders of the Company held each year.

SECTION 3. ADMINISTRATION. The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Employees of the Company to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Award to be granted to each Participant hereunder; (iii) determine the number of Shares to be covered by each Award granted hereunder; provided, however, that Shares subject to any form of award granted to any individual employee during any calendar year shall not exceed a total of 300,000 Shares;
(iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (v) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property or canceled or suspended; (vi) determine whether, to what extent and under what circumstances cash, Shares and other property and other amounts payable with respect to an Award under this Plan shall be deferred either automatically or at the election of the Participant; (vii) interpret and administer the Plan and any instrument or agreement entered into under the Plan;
(viii) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the

Committee deems necessary or desirable for administration of the Plan. Decisions of the Committee shall be final, conclusive and binding upon all persons, including the Company, any Participant, any stockholder, and any Employee of the Company or of any Affiliate. Notwithstanding the above, the Committee shall not have discretion with respect of any Shares granted to Non-Employee Directors pursuant to Section 11 hereof. A majority of the members of the Committee may determine its actions and fix the time and place of its meetings.

SECTION 4.  SHARES SUBJECT TO THE PLAN.

(a) Subject to adjustment as provided in Section 4(b), the total number of Shares available for grant under the Plan shall be 2,000,000 Shares. In addition, any Shares issued by the Company through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for grants under the Plan. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares or treasury shares. If any Shares subject to any Award granted hereunder are forfeited or such Award otherwise terminates without the issuance of such Shares or of other consideration in lieu of such Shares, the Shares subject to such Award, to the extent of any such forfeiture or termination, shall again be available for grant under the Plan.

(b) In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, or other change in corporate structure affecting the Shares, such adjustment shall be made in the type and aggregate number of Shares which may be delivered under the Plan or such other securities to be delivered in place thereof, and in the number of Shares subject to outstanding Options granted under the Plan, and in the value or number of Shares subject to Awards granted under the Plan as may be determined to be appropriate by the Committee, in its sole discretion, provided that the number of Shares subject to any Award shall always be a whole number, and provided further, that the number of Shares granted to NonEmployee Directors pursuant to Section 11 hereof and the number of Shares subject in the future to be granted pursuant to Section 11 hereof shall be subject to adjustment only as set forth in Section 11.

SECTION 5. ELIGIBILITY. Any Employee (excluding any member of the Committee) shall be eligible to be selected as a Participant. All Non-Employee Directors shall automatically be eligible to receive Awards pursuant to Section 11.

SECTION 6. STOCK OPTIONS. Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Any Option granted to a Participant under the Plan shall be evidenced by an Award Agreement in such form as the Committee may from time to time approve. Any such Option shall be subject to the following terms and conditions and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable:

(a) Option Price. The purchase price per Share purchasable under an Option shall be determined by the Committee in its sole discretion; provided that such purchase price in the case of Incentive Stock Options shall not be less than the Fair Market Value of the Share on the date of the grant of the Option; provided further that the purchase price per Share for an Incentive Stock Option granted to an Employee who, at the time of grant, owns stock having more than 10 percent of the total combined voting power of all classes of stock of the Company (a "Ten Percent Stockholder"), shall not be less than 110 percent of the Fair Market Value on the date of grant, all as determined by the Committee.

(b) Option Period. The term of each Option shall be fixed by the Committee in its sole discretion; provided that no Incentive Stock Option shall be exercisable after the expiration of ten years from the date the Option is granted; provided further that no Incentive Stock Option granted to an Employee who is a Ten Percent Stockholder shall be exercisable after the expiration of five years form the date the Option is granted.

(c) Exercisability. Options shall be exercisable at such time or times as determined by the Committee at or subsequent to grant.

(d) Method of Exercise. Subject to the other provisions of the Plan and any applicable Award Agreement, any Option may be exercised by the Participant in whole or in part at any time or times, and the Participant may make payment of the option price in such form or forms, including, without limitation, payment by delivery of cash, Shares or other consideration, or through an arrangement with a broker in which the Participant delivers to the Company an irrevocable notice of exercise accompanied by the broker's payment in full and an irrevocable instruction to the Company to deliver the Shares issuable upon exercise to the broker for the Participant's account.

(e) Incentive Stock Options. In accordance with rules and procedures established by the Committee, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options held by any Participant which are exercisable for the first time by such Participant during any calendar year under the Plan (and under any other benefit plans of the Company or subsidiary of the Company) shall not exceed $100,000 or, if different, the maximum limitation in effect at the time of grant under Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder. The terms of any Incentive Stock Option granted hereunder shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder.

(f) California Residents. Notwithstanding anything to the contrary in this Plan, either within or without this Section 6, no Options shall be granted to Employees resident in the State of California unless either (i) the Award agreement entered into in connection with such grant conforms in all respects with the requirements of Rule 260.140.41 of the State of California's Blue Sky Regulations, as same may be amended, or (ii) the offer and sale of Shares upon the exercise of such Award to such California resident is exempt from the qualification requirements of Section 25110 of the California Corporate Securities Law, as same may be amended.

SECTION 7. STOCK APPRECIATION RIGHTS. Stock Appreciation Rights may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan and may, but need not, relate to a specific Option granted under
Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each recipient. Any Stock Appreciation Right related to a Non-qualified Stock Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. Any Stock Appreciation Right related to an Incentive Stock Option must be granted at the same time such Option is granted. In the case of any Stock Appreciation Right related to any Option, the Stock Appreciation Right or applicable portion thereof shall terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a Stock Appreciation Right granted with respect to less than the full number of Shares covered by a related Option shall not be reduced until the exercise or termination of the related Option exceeds the number of shares not covered by the Stock Appreciation Right. Any Option related to any Stock Appreciation Right shall no longer be exercisable to the extent the related Stock Appreciation Right has been exercised. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it shall deem appropriate.

SECTION 8.  LIMITED STOCK APPRECIATION RIGHTS.

Limited Stock Appreciation Rights may be granted hereunder to Participants in relation to any Option or Stock Appreciation Right granted under the Plan. A Limited Stock Appreciation Right may be granted at the time the Option or Stock Appreciation Right is granted or at any time thereafter. Limited Stock Appreciation Rights are exercisable in full for a period of seven months following the date of a Change in Control as defined in Section 12(b).

(a) Amount of Payment. The amount of payment to which a Participant shall be entitled upon the exercise of each Limited Stock Appreciation Right shall be equal to the difference between the Option price of the Shares covered by the related Option or Stock Appreciation Right and the Market Price of such Shares. Market Price is defined to be the greater of (i) the highest price of the Shares paid in connection with a Change in Control and (ii) (a) if the Shares are traded on an exchange, the highest closing trade price per Share on such exchange during the 60-day period prior to the Change in Control, and (b) if the Shares are not traded on an exchange, but are traded over-the-counter, the average of the highest daily closing bid and ask price per Share during the 60-day period prior to the Change in Control, in either case as reasonably determined by the Corporation.

(b) Form of Payment. Payments to Participants upon the exercise of Limited Stock Appreciation Rights shall be made solely in cash.

(c) Effect of Exercise. If Limited Stock Appreciation Rights are exercised, the Options and Stock Appreciation Rights related to them cease to be exercisable. Upon the exercise or termination of the Options or Stock Appreciation Rights, the related unexercised Limited Stock Appreciation Rights terminate.

SECTION 9.  RESTRICTED STOCK.

(a) Issuance. Restricted Stock Awards may be issued hereunder to Participants, for no cash consideration or such consideration as may be determined by the Committee to be appropriate, either alone or in addition to other Awards granted under the Plan. The provisions of Restricted Stock Awards need not be the same with respect to each recipient.

(b) Registration. Any Restricted Stock issued hereunder may be evidenced in such manner as the Committee in its sole discretion shall deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of shares of Restricted Stock awarded under the Plan, such certificate shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award.

(c) Forfeiture. Except as otherwise determined by the Committee at the time of grant, upon termination of employment for any reason during the restriction period specified in connection with such award, all shares of Restricted Stock still subject to restriction shall be forfeited by the Participant and reacquired by the Company; provided that in the event of a Participant's retirement, permanent disability or death, or in cases of special circumstances, the Committee may, in its sole discretion, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to such Participant's shares of Restricted Stock. Unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, shall be issued to the grantee promptly after the period of forfeiture upon satisfaction of all requirements under the applicable Restricted Stock Award, as determined or modified by the Committee.

SECTION 10.  PERFORMANCE SHARES.

(a) Issuance. Performance Shares may be issued hereunder to Participants either alone or in addition to other Awards granted under the Plan. The terms of Performance Shares need not be the same with respect to each recipient. Performance Shares shall entitle the recipient thereof to convert same into Shares, cash, or a combination thereof, as determined by the Committee, based upon satisfaction of pre-determined performance targets or goals. The Committee shall have sole and complete authority to determine the Employees who shall receive Performance Shares and the number of such Shares for each Performance Cycle, and to determine the duration of each Performance Cycle. There may be more than one Performance Cycle in existence at any one time, and the duration of Performance Cycles may differ from each other.

(b) Performance Goals. The Committee shall establish Performance Goals for each Cycle based on any one or more of the following, or any other factor the Committee deems to be relevant: the operating earnings, net earnings, return on equity, income, market share, stockholder return, combined ratio, level of expenses or growth in revenue. During any Cycle, the Committee may adjust the Performance Goals for such Cycle as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine; provided, however, that no such adjustment shall be applicable to the extent such adjustment would result in a disallowance of a tax deduction pursuant to
Section 162(m) of the Code.

(c) Determination of Earned Performance Shares. As soon as practicable after the end of a Performance Cycle, the Committee shall determine the number of Performance Shares which have been earned on the basis of performance in relation to the established Performance Goals.

(d) Payment Values. As soon as practicable after the expiration of the Performance Cycle and the Committee's determination under paragraph (c), above, the Committee shall determine whether the Participant should be distributed cash and/or Shares. To the extent that distributions are made in cash, the amount of cash distributed shall be equal to the number of earned Performance Shares for which cash is being distributed, times the Payment Value. Award payments made in cash rather than by the issuance of Shares shall not result in additional Shares being available under the Plan. To the extent that distributions are made in Shares, the number of Shares distributed shall be equal to the number of earned Performance Shares for which Shares are being distributed.

SECTION 11.  NON-EMPLOYEE DIRECTORS' STOCK GRANTS.

(a) Grant of Shares. All Non-Employee Directors who remain as such on the last day of any given fiscal quarter shall be issued quarterly, in arrears, within 60 days of the last day of each fiscal quarter, such number of Shares as shall have a fair market value equal to $2,500, with such fee being pro-rated for any Non-Employee Director who serves as such for less than such full fiscal quarter. For the purposes of the foregoing, the fair market value of a Share shall be the average of the bid and asked prices per Share on the last trading day of a particular fiscal quarter.

(b) Adjustment of Award. In case there shall be a merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure such that the Shares of the Company are changed into or become exchangeable for a different security, thereafter the Shares subject to be granted to Non-Employee Directors pursuant to the provisions of this Section 11 shall be adjusted accordingly.

SECTION 12.  CHANGE IN CONTROL.

(a) In order to maintain the Participants' rights in the event of any Change in Control of the Company, as hereinafter defined, the Committee, as constituted before such Change in Control, may, in its sole discretion, as to any Award (except Shares granted pursuant to Section 11), either at the time an Award is made hereunder or any time thereafter, take any one or more of the following actions: (i) provide for the acceleration of any time periods relating to the exercise or realization of any such Award so that such Award may be exercised or realized in full on or before a date fixed by the Committee; (ii) provide for the purchase of any such Award, upon the Participant's request, for an amount of cash equal to the amount that could have been attained upon the exercise of such Award or realization of the Participant's rights had such Award been currently exercisable or payable; or (iii) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control. In addition, the Committee, upon receiving approval of a majority of the full Board, may, in its discretion, cause any Award outstanding at such time to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation after such Change in Control. The Committee may, in its discretion, include such further provisions and limitations in any agreement documenting such Awards as it may deem equitable and in the best interests of the Company.

(b) A "Change in Control" shall be deemed to have occurred if (i) any Person other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, and other than the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new Director (other than a Director designated by a person who has entered into an agreement with the Company to effect a transaction described in (i) above) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

SECTION 13. AMENDMENTS AND TERMINATION. The Committee may amend, alter or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made that would impair the rights of a Participant under an Award theretofore granted, without the Participant's consent, or that without the approval of the Stockholders as required by applicable law would:

(a) except as is provided in Section 4(b) or 11(b) of the Plan, increase the total number of Shares reserved for the purposes of the Plan;

(b) change the Employees or class of Employees eligible to participate in the Plan; or

(c) change in any way the Shares provided for in Section 11 of the Plan.

The Committee may amend the terms of any Award theretofore granted (except Shares granted pursuant to Section 11 hereof), prospectively or retroactively, but no such amendment shall impair the rights of any Participant without his consent. The Committee may also substitute new Awards for Awards previously granted to Participants, including without limitation previously granted Options having Fair Market Value or higher option prices.

SECTION 14.  GENERAL PROVISIONS.

(a) At the sole discretion of the Committee at the time of grant, Awards may be assignable or transferable by a Participant or a Non-Employee Director; provided that no Award shall be assignable or transferable unless the exercise of such Award and subsequent sale may be covered by a Registration Statement on Form S-8.

(b) The term of each Award shall be for such period of months or years from the date of its grant as may be determined by the Committee; provided that in no event shall the term of any Incentive Stock Option, or any Stock Appreciation Right related to any Incentive Stock Options, exceed a period of ten (10) years from the date of its grant; provided further that in no event shall the term of any Incentive Stock Option, or any Stock Appreciation Right related to any Incentive Stock Option granted to a Ten Percent Stockholder exceed a period of five (5) years from the date of its grant.

(c) Nothing in this Plan shall confer upon any Employee or Participant any right to continue in the employ of the Company or any Affiliate or interfere in any way with the right of any Company or any Affiliate to terminate his or her employment at any time. No Employee or Participant shall have any claim to be granted any Award under the Plan and there is no obligation for uniformity of treatment of Employees or Participants under the Plan.

(d) The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have executed an Award Agreement or other instrument evidencing the Award and delivered a fully executed copy thereof to the Company, and otherwise complied with the then applicable terms and conditions.

(e) Subject to Section 13 hereof, the Committee shall be authorized to make adjustments in performance award standards or in the terms and conditions of other Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry it into effect. In the event the Company shall assume outstanding employee benefit awards or the right or obligation to make future such awards in connection with the acquisition of another corporation or business entity, the Committee may, in its discretion, make such adjustments in the terms of Awards under the Plan as it shall deem appropriate. Notwithstanding the above, the Committee shall not have the right to make any adjustments in the terms or conditions of Shares granted pursuant to
Section 11 hereof.

(f) The Committee shall have full power and authority to determine any other type and form of Award beyond those enumerated above to grant a Participant for the furtherance of the purposes of the Plan.

(g) The Committee shall have full power and authority to determine whether, to what extent and under what circumstances any Award (other than Shares granted pursuant to Section 11 hereof) shall be canceled or suspended. In particular, but without limitation, all outstanding Awards to any Participant shall be canceled if the Participant, without the consent of the Committee, while employed by the Company or after termination of such employment, becomes associated with, employed by, renders services to, or owns any interest in (other than any nonsubstantial interest, as determined by the

Committee), any business that is in competition with the Company or with any business in which the Company has a substantial interest as determined by the Committee.

(h) All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(i) Subject to the provisions of this Plan and any Award Agreement, the recipient of an Award may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, interest or dividends, or interest or Dividend Equivalents, with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested.

(j) As circumstances may from time to time require, the Committee may in its sole discretion make available to Participants loans for the purpose of exercising Options.

(k) The Company shall be authorized to withhold from any Award granted or payment due under the Plan the amount of withholding taxes due with respect to an Award or payment hereunder and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Company shall also be authorized to accept the delivery of shares by a Participant in payment for the withholding of federal, state and local taxes (but not for social security and Medicare taxes) up to the Participant's marginal tax rate.

(l) Nothing contained in this Plan shall prevent the Board of Directors from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

(m) The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Connecticut and applicable Federal law.

(n) If any provision of this Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

                                  APPENDIX B
                                  ----------




                               MEMRY CORPORATION

                           PROXY FOR ANNUAL MEETING

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned, revoking all previous proxies, hereby appoints James G. Binch and William H. Morton, Jr., or either of them (the "Proxies"), as attorneys and proxies, each with full power of substitution and all of the powers which the undersigned would possess, if present in person, to represent and vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of Memry Corporation (the "Company") registered in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held on December 10, 1997, and at any adjournment thereof.

        THE SHARES REPRESENTED HEREBY WILL BE VOTED AS DIRECTED BY THIS PROXY. IF NO DIRECTION IS MADE, THE PROXIES WILL VOTE SUCH SHARES FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED UNDER PROPOSAL NO. 1 AND FOR THE ADOPTION OF THE MEMRY CORPORATION'S 1997 LONG-TERM INCENTIVE PLAN DESCRIBED IN PROPOSAL NO. 2, AND SUCH PROXIES WILL VOTE IN ACCORDANCE WITH THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

          (IMPORTANT - TO BE MARKED, SIGNED AND DATED ON REVERSE SIDE)

[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE

1.      ELECTION OF DIRECTORS

        NOMINEES: James G. Binch, Nicholas J. Grant, Jack H. Halperin, W. Andrew Krusen, Jr., John A. Morgan.

        [_] FOR all nominees        [_]  WITHHELD from all nominees
        FOR, except vote withheld from the following nominee(s):  [_]
                                                                     ----------

2.      Proposal to adopt Memry Corporation's 1997 Long-Term Incentive Plan.

                          [_] FOR [_] AGAINST [_] ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                           ------------------------------------
                                                  Signature of Stockholder



                                           ------------------------------------
                                            Signature if held jointly

                                            Date:                         , 1997
                                                 -------------------------

                                    Note:   Please sign exactly as name appears
                                            hereon. When shares are held by
                                            joint tenants, both should sign.
                                            Executors, administrators, trustees
                                            and other fiduciaries should so
                                            indicate when signing. If a
                                            corporation, please sign in full
                                            corporate name by president, or
                                            other authorized officer. If a
                                            partnership, please sign in
                                            partnership name by authorized
                                            person. This proxy may be mailed,
                                            postage-free, in the enclosed
                                            envelope.



                                      B-2